Exhibit (a)(1)(F)

FORM OF FINAL REMINDER E-MAIL

To:

From:	optionexchange@equitybenefits.com

Date:

Subject:	Exchange Program Final Election Reminder

Our records show you have not made an election to participate in the Stock Option Exchange Program. This email is to remind you that tomorrow, July 14, 2016 at 5:00 p.m., Eastern Time, is the final deadline to participate in the Exchange Program. If you wish to surrender your Eligible Stock Options in exchange for New Restricted Stock Units (“RSUs”), as described in the Offer to Exchange, you must either log into the Exchange Program website at https://keyw.equitybenefits.com and follow the directions to submit your election or submit your properly completed election form via facsimile at 443-733-1801 by 5:00 p.m., Eastern Time, on July 14, 2016.

There are no exceptions to this deadline. We encourage you not to wait until the last day to make your election if you wish to participate. To make an election, simply follow the instructions on the website to access personalized information about your Eligible Options and how to make, change or withdraw your election before the end of the Exchange Program. Your initial user name and password were provided to you in the Exchange Program launch announcement email sent on June 15, 2016.

Your participation in the Exchange Program is completely voluntary. You are not obligated to participate in the Exchange Program. Any stock options you do not elect to surrender for exchange will not be canceled and will remain subject to their present terms.

If you wish to exchange any or all of your stock options, your election to exchange must be properly completed and received before 5:00 p.m., Eastern Time, on July 14, 2016.

If you have any questions about the program, please contact: optionexchange@keywcorp.com.

Do NOT respond to the above email address – optionexchange@equitybenefits.com.

The Exchange Program is being made pursuant to the terms and conditions set forth in the KEYW Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission and available to you free of charge on this Exchange Program website or at www.sec.gov. You should read these written materials carefully because they contain important information about the Exchange Program, including risks related thereto.